Exhibit 99

PRESS RELEASE – April 1, 2010

Peoples Financial Services Corp (PFIS) Increased Quarterly Dividend by 5.26%

On April 1, 2010, the Board of Directors of Peoples Financial Services Corp (PFIS), parent company of Peoples National Bank, Hallstead, PA, declared a dividend of $.20 per share, an increase of $.01 or 5.26% over the prior year.  The dividend is payable on May 14, 2010 to shareholders of record as of April 30, 2010.

William E. Aubrey II, Chairman of the Board, stated that the Bank has experienced strong growth in earnings the past year and that the favorable trend is anticipated to continue in 2010.  The Bank is well-capitalized and experienced a 66.14% increase in earnings in 2009 compared to 2008.  Peoples National Bank has paid regular dividends since its inception in 1905.

Alan Dakey, President and CEO of Peoples National Bank, expressed that the increase in dividends demonstrates the strength of the Bank and the commitment of the Bank to reward its shareholders.  While many banks experienced significant challenges in 2009, PFIS attained the second highest earnings level in the history of the Bank.  Mr. Dakey expressed that many investors are placing greater emphasis on dividends and the current annual dividend yield on PFIS shares of 3.61% based on the most recent share price of $22.15, provides an attractive return to shareholders.

Peoples National Bank, an independent community bank, operates eight offices in Susquehanna, Wyoming and Lackawanna Counties, as well as three offices in Broome County, NY.

Additional investor information concerning PFIS is available at www.peoplesnatbank.com/investors

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with eleven community offices.  The community office locations are:  Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; Glenburn in Lackawanna County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public, and Peoples Financial Capital Corporation which main activities are the maintenance and management of intangible investments and the collection and distribution of the income from such investments.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy.  Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.